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                              PROSPECTUS SUPPLEMENT

                   To the Prospectus dated October 17, 1997 of

                            CYBEX INTERNATIONAL, INC.

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         The accompanying Prospectus relates to the proposed sale of certain
Shares of Common Stock of CYBEX International, Inc., including 90,000 Shares held by UM Holdings Foundation, which are subject to a pledge and security agreement in favor of Prudential Securities Incorporated ("Prudential"). Following a transfer of such shares to Prudential pursuant to such pledge and security agreement, such shares may be sold by Prudential pursuant to this Prospectus.



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            The date of this Prospectus Supplement is April 6, 1998.